Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jessica Greer

(434) 336-7737

investorrelations@endi-inc.com

Enterprise Diversified Announces the Sale of its Mt Melrose Real Estate Subsidiary

Richmond, VA—July 3, 2019—Enterprise Diversified, Inc. (OTCQB: SYTE) today announced that it has sold 65% of its Mt Melrose real estate subsidiary to a third party. Enterprise Diversified relinquished all operational control and will retain a passive stake in the subsidiary.

The company plans to deconsolidate the Mt Melrose financials in its 10-Q filing as of June 30, 2019. This deconsolidation, along with the previously disclosed sale of the company’s home services subsidiary, will reduce the approximately $8.1 million of reported debt as of March 31, 2019, by approximately $6.9 million. Roughly half of the remaining debt is associated with the company’s ongoing EDI Real Estate subsidiary.

Enterprise Diversified’s executive chairman, Steven Kiel, made the following statement:

Over the last two months, the board of directors and I have been aggressively refocusing the company on our asset management subsidiary, specifically our interests in Bonhoeffer Fund and Alluvial Fund. The future of our company is in these investments and future investments focused on the emerging manager space.

We had an opportunity to accelerate Enterprise Diversified’s transformation with this transaction and with our previous sale of our home services subsidiary. We have been uncomfortable with the amount of debt and the debt service associated with the Mt Melrose subsidiary, and we did not want to continue to allocate resources to the subsidiary.

This transaction removes the obligation for Enterprise Diversified to provide additional financial support to Mt Melrose and eliminates our operational involvement.

Additional details on this transaction—and Enterprise Diversified as a whole—will be contained in a shareholder presentation to be released shortly.

About Enterprise Diversified, Inc.

Enterprise Diversified, Inc. is primarily an alternative asset manager focused on emerging managers. Enterprise Diversified also holds interests in companies associated with internet access, real estate, and home services. Copies of Enterprise Diversified’s press releases and additional information about the company are available at https://www.enterprisediversified.com.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements are not guaranties of future performance, and actual results may differ materially from those forecasted.

The company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending,” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs, or projections.